EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into this 5th day of November, 2009 (the "Agreement"), by and between TranSwitch Corporation, a Delaware corporation whose principal offices are located at 3 Enterprise Drive, Shelton, Connecticut (the "Company") and Mohammad Ali Khatibzadeh (the "Executive").

WITNESSETH:

WHEREAS, the Company agrees to hire and to employ the Executive as the President and Chief Executive Officer of the Company, and the Executive agrees to accept the position on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and the covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement.

2. Term. This Agreement shall be effective from December 1, 2009 (the "Effective Date") until November 30, 2011 (the "Termination Date"), or the termination of this Agreement as described in Section 5 hereof, whichever shall occur first. This Agreement shall renew automatically for successive 12 month periods following the Termination Date unless the Company or the Executive gives notice to the other of its intention not to renew the Agreement at least 30 days before the renewal date.

3. Duties and Responsibilities.

(a) The Executive shall function as the President and Chief Executive Officer of the Company and shall have the full power and authority consistent with the bylaws of the Company to manage and conduct all of the operations of the Company and such other duties consistent with the Executive's position as may be assigned to him from time to time by the Board of Directors of the Company (the "Company Board"). The Executive shall report directly to the Company Board. In addition, the Company Board will appoint the Executive as a director effective as of the next regularly scheduled Company Board meeting and Executive shall serve in such capacity subject to and in conformance with the bylaws of the Company. During his employment, the Executive agrees to devote his full time, attention, loyalty, skill and efforts to the performance of his duties to the Company.

(b) The Executive acknowledges that the Company's principal executive offices are currently located in Shelton, Connecticut. The Executive's principal place of employment shall be the Company's principal executive offices. The Executive agrees that he will be regularly present at the Company's principal executive offices. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

4. Compensation. In consideration of all services rendered by the Executive during the term of his employment, pursuant to this Agreement, the Company will provide the Executive with the following compensation ("Total Compensation") during the term of this Agreement:

(a) Base Annual Salary. The Company shall pay to the Executive a bi-weekly salary of $13,461.54, the annual equivalent of $350,000, for all time worked (the "Base Salary"). The Executive

shall receive his Base Salary consistent with the Company's pay periods for similarly situated executives and subject to the regular payroll deductions.

(b) Target Incentive Compensation.

(i) Short-Term Incentive Program. Executive shall be eligible to participate in the Company's Short-Term Incentive Program, as such program is promulgated and amended from time to time by the Company Board. The Company retains the right to modify and/or discontinue its Short-Term Incentive Program.

(A) Effective January 1, 2010, Executive shall have a target annual Short-Term Incentive Award for 2010 and 2011 equivalent to $200,000 payable in Restricted Stock Units ("RSUs") of the Company's common stock or such manner as specified by the terms and conditions of the Company's Short-Term Incentive Program. The award of a bonus, if any, will be governed and controlled by the terms and conditions of the Company's Short-Term Incentive Program then in effect.

(B) RSUs awarded as part of the Company's Short-Term Incentive Program shall vest 100% on the first anniversary of the grant date pursuant to the terms and conditions of the Company's 2008 Equity Incentive Plan, as amended, and the Company's Restricted Stock Unit Award Agreement.

(ii) Long-Term Incentive Program. Executive shall be eligible to participate in the Company's Long-Term Incentive Program, as such program is promulgated and amended from time to time by the Company Board. The Company retains the right to modify and/or discontinue its Long-Term Incentive Program.

(A) Effective January 1, 2010, Executive shall have a target annual Long-Term Incentive Award for 2010 and 2011 equivalent to $200,000 payable in RSUs of the Company's common stock or such manner as specified by the terms and conditions of the Company's Long-Term Incentive Program.. These RSUs will be awarded at the discretion of the Company Board under the terms of the Company's Long-Term Incentive Program.

(B) RSUs awarded as part of the Company's Long-Term Incentive Program shall vest 100% on the third anniversary of the grant date pursuant to the terms and conditions of the Company's 2008 Equity Incentive Plan, as amended, and the Company's Restricted Stock Unit Award Agreement.

(c) Initial Equity Grant.

(i) At the next scheduled Company Board meeting following the Effective Date, the Company Board will award the Executive options to purchase 1,500,000 shares of Company common stock under the Company's 2008 Equity Incentive Plan, as amended. Such stock options shall have a 10 year term and shall vest over a four year period, at a rate of 25% for each full year, as of the anniversary of the Effective Date. Such options shall commence on the Effective Date and shall be fully vested on the fourth anniversary of the Effective Date. The terms and conditions of the Company's 2008 Equity Incentive Plan, as amended, and the Company's Stock Option Award Terms shall govern and control the grant, award and exercise of options under this Section 4(c)(i).

(ii) At the next scheduled Company Board meeting following the Effective Date, the Company Board will award the Executive 1,100,000 Restricted Stock Units ("RSUs") of the Company's common stock under the Company's 2008 Equity Incentive Plan, as amended. Such RSUs

shall vest over a four year period, at a rate of 25% for each full year as of the anniversary of the Effective Date. Such options shall commence on the Effective Date and shall be fully vested on the fourth anniversary of the Effective Date. The terms and conditions of the Company's 2008 Equity Incentive Plan, as amended, and the Company's Restricted Stock Unit Award Agreement shall govern and control the grant and award of RSUs under this Section 4(c)(ii).

(iii) The award of options and/or RSUs described in this Section 4(c) constitutes a one-time award. Nothing in this Section 4 shall be construed or interpreted to entitle the Executive to further awards, except as otherwise provided in this Agreement, under the Company's Incentive Compensation Plans or upon written approval by the Company Board.

(d) Relocation Expenses. The Company will provide the Executive with a reimbursement of up to $75,000 for reasonable expenses incurred from his and his family's relocation from New Jersey to Connecticut. Reasonable expenses under this Section 4(d) include, but are not limited to, payment for packing and moving of household expenses, shipment of vehicles, real estate closing costs, temporary housing and travel expenses. Relocation expenses under this Section 4(d) must be incurred within one year of the Effective Date. Requests for reimbursement must be made within 30 days of when the expense was incurred and must be documented with receipts and/or vouchers. In addition, The Company will reimburse the Executive up to $1,500 per month within one year of the Effective Date for transportation and lodging expenses associated with commuting to Shelton, Connecticut prior to his relocation. Transportation, lodging and other expenses related to the Executive's travel on Company business are reimbursed separately and do not count toward the monthly limit. If Executive has not relocated to Connecticut within one year of the Effective Date but has made a reasonable effort to do so, the Company will extend the time period for relocation up to one additional year and continue the $1,500 per month reimbursement of transportation and lodging expenses during such period.

(e) Employee Benefits.

(i) The Executive will be entitled to participate in the benefit plans and programs (collectively "Benefit Plans") as are from time to time generally available to other employees of the Company, subject to the provisions of those Benefit Plans: including, but not limited to, group health and dental insurance, short-term and long-term disability insurance, life and AD&D insurance, flexible spending account, health reimbursement plan, Employee Stock Purchase Plan, and 401(k) plan. Executive will be required to contribute towards the cost of these plans on the same basis as other employees.

(ii) The Executive will be entitled to vacation, holidays, and sick leave in accordance with the Company's policies as they may change from time to time, but in no event shall the Executive be entitled to less than 20 days of paid vacation per year and five days of sick leave per year. Unused vacation days may accrue up to a maximum of 30 days.

(f) Business and Travel Related Expenses. Subject to and in accordance with the Company's policies and procedures and upon presentation of itemized receipts, Executive shall be reimbursed by the Company for reasonable and necessary business-related expenses, which expenses are incurred by the Executive on behalf of the Company. Such expenses shall be reviewed from time to time by the Company Chief Financial Officer.

(g) Indemnification Agreement. Simultaneously with this Agreement, the Company and the Executive shall enter into and be bound by that certain Indemnification Agreement which is attached hereto and made a part hereof.

(h) Compensation Review. The Compensation Committee and the Company Board will review the Executive's Total Compensation annually and from time to time with that of other executives in the Company. Executive's performance will be reviewed after six months from the Effective Date and then on a calendar year basis thereafter beginning with the review for 2010 which will occur in early 2011.

5. Termination. This Agreement shall terminate under the following conditions:

(a) By the Company, on the Termination Date, provided the Company gives Executive 30 days advance written notice of its intention to terminate the Agreement on the Termination Date.

(b) By the Company, immediately on the death of Executive.

(c) By the Executive, upon his voluntary termination, which shall require the Executive to give notice to the Company no later than 30 days before the effective date of such termination.

(d) By the Company, upon the Disability of the Executive, which shall mean a physical or mental infirmity that impairs the Executive's ability to substantially perform the essential duties of his position, with or without a reasonable accommodation as required by federal and Connecticut law, for a period of 180 consecutive days ("Disability"). At the end of such 180-day period of Disability, the Company may, at its option, terminate this Agreement.

(e) Termination for Cause. By the Company, for cause, which for purposes of this Agreement, shall mean any of the following behaviors by the Executive: (i) the refusal or willful failure to attempt in good faith to perform duties; (ii) dishonesty or willful misconduct in the performance of duties; (iii) involvement in a transaction in connection with the performance of duties for the Company, which transaction is adverse to the interest of the Company or which is engaged in for personal profit; (iv) a material breach of this Agreement and the Assignment (as defined in below), including, but not limited to provisions related to confidentiality, non-competition and non-solicitation; (v) a material breach of the Company's Code of Business Conduct and Ethics; (vi) such other reason as would normally be treated as cause under common law; (vii) willful violation of any law, rule or regulation in connection with the performance of duties (other than minor traffic violations or similar offenses) or constituting a felony or a crime of moral turpitude. Before implementing the termination for cause provisions of this Section 5(e) for reasons (i) through (vii) above, the Company Board shall provide to the Executive written notice of termination and shall allow 30 days in which to cure the situation leading to the intended termination for cause.

(f) Termination without Cause. By the Company, without cause, which for purposes of this Agreement, shall mean termination by the Company for any reason other than those set forth in Sections 5(a), 5(b), 5(c), 5(d), 5(e), 5(g) and 5(h).

(g) Termination as result of a Change in Control.

(i) If Executive is terminated by the Company following the occurrence of any of the following events ("Change in Control"):

(A) Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the

Company representing 51% or more of the combined voting power of the Company's then outstanding securities;

(B) Change in the Company Board. During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Company Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 5(g)(i)(A), (C) or (D) whose election by the Company Board or nomination for election by the Company's stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Company Board;

(C) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(D) Liquidation. The approval by the stockholders of the Company of a liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; and

(E) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

(ii) For purposes of Section 5(g), the following terms shall have the following meanings:

(A) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(B) "Person" shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act (including without limitation any two or more persons acting as a group and deemed to be a single person under Section 13(d) pursuant to Section 13(d)(3) and Rule 13d-5 promulgated thereunder); provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(C) "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(h) Termination for "Good Reason".

(i) By the Executive, following the occurrence, without Executive's prior written consent, of any of the following events ("Good Reason Event"): (A) the Executive is demoted from the position he held at the Effective Date of the Agreement or the responsibilities which are assigned to him at the Effective Date or the titles which he holds at the Effective Date are materially adversely changed; or (B) there is a material reduction in the Executive's Total Compensation, provided such material reduction is also not made to the compensation of similarly situated executives of the Company.

(ii) Such a termination by the Executive will only be deemed to be for Good Reason if: (A) a "Good Reason Event" occurs; (B) Executive gives 90 days written notice to the Company Board of his intention to terminate for Good Reason, where such notice is delivered to the Company Board within 90 days of the occurrence of the Good Reason Event; (C) the Company Board has 30 days to cure the Good Reason Event, during which time the Executive shall cooperate with the Company in good faith should the Company choose to cure the Good Reason Event; (D) the Good Reason Event is not cured during the 30 day cure period; and (E) Executive continues to work until the expiration of the 90 day notice period, at which time his employment is terminated.

6. Payments upon Termination.

(a) In the event the Executive's employment terminates during the first two years of the term of this Agreement under the conditions set forth in Sections 5(f), 5(g) or 5(h):

(i) The Company shall pay the Executive severance pay in an amount equal to one year of current base salary. Such payment shall be made in substantially equal monthly installments, commencing within one month of the date on which the Executive's employment is terminated, and ending prior to March 15 of the following calendar year. In addition, the Company shall pay Executive in cash an amount equal to the Short-Term Incentive Program Award earned by Executive in the last 12 months prior to termination. Such payment shall be made in substantially equal monthly installments at the same time and on the same schedule as any other cash payments required under this Section 6(a)(i). This constitutes the entire severance amount; the Executive will not be entitled to any additional cash or equity payments, including, but not limited to, full year, partial year or pro-rated bonuses or Awards.

(ii) Fifty percent of the unvested stock options and fifty percent of the unvested RSUs awarded pursuant to Section 4(c) above shall vest upon termination.

(iii) To the extent the Company continues to offer group health and dental insurance plans to its employees, the Executive may continue to participate in such plans, subject to and under the same terms and conditions as other similarly situated employees, until the earlier of: 24 months from the date of termination; the date the Executive reaches normal retirement age; or the Executive's cancellation of such coverage in writing.

(b) In the event the Executive's employment terminates on or after the first two years of the term of this Agreement under the conditions set forth in Sections 5(a), 5(f), 5(g) or 5(h) above:

(i) The Company shall pay the Executive severance pay in an amount equal to one year of current base salary. Such payment shall be made in substantially equal monthly installments, commencing within one month of the date on which the Executive's employment is terminated, and ending prior to March 15 of the following calendar year. In addition, the Company shall pay Executive in cash an amount equal to the Short-Term Incentive Program Award earned by Executive in the last 12 months prior

to termination. Such payment shall be made in substantially equal monthly installments at the same time and on the same schedule as any other cash payments required under this Section 6(b)(i). This constitutes the entire severance amount; the Executive will not be entitled to any additional cash or equity payments, including, but not limited to, partial year or pro-rated bonuses or Awards.

(ii) One hundred percent of the stock options and RSUs awarded pursuant to Section 4(c) above shall vest upon termination.

(iii) To the extent the Company continues to offer group health and dental insurance plans to its employees, the Executive may continue to participate in such plans, subject to and under the same terms and conditions as other similarly situated employees, until the earlier of: 24 months from the date of termination; the date the Executive reaches normal retirement age; or the Executive's cancellation of such coverage in writing.

(c) The Company will make the payments set forth in Sections 6(a) and (b) provided that the Executive signs a general waiver and release in favor of the Company, prepared and acceptable to the Company at the time of the Executive's separation.

(d) In the event the Executive's employment terminates under Sections 5(b), 5(c), 5(d) or 5(e), the Executive will not be entitled to payment other than base salary for time worked. The Executive will not be entitled to any additional cash payment, including, but not limited to, partial year or pro-rated bonuses or Awards.

7. Compliance.

(a) 409A Compliance. The payment of severance and issuance of stock or equities hereunder is designed to comply with one or more of the exceptions to Section 409A of the Internal Revenue Code and interpretive guidance thereunder ("Section 409A"). To the extent that such payments do not comply with the one or more of the exceptions to Section 409A, the Company may, in its sole and absolute discretion, delay payments hereunder or make other such modifications with respect to the payment of severance or issuance of stock or other equities hereunder as it reasonably deems necessary to comply with one or more of the exceptions to Section 409A.

(b) 280G Compliance. The payment of severance or issuance of stock pursuant to Section 6 of this Agreement is designed to comply with Section 280G of the Internal Revenue Code and interpretive guidance thereunder ("Section 280G"). To the extent that such payments or schedule of such payments violate Section 280G, the Company may, in its sole and absolute discretion, make modifications to such payments or schedule of payments as it reasonably deems necessary to comply with the Section 280G.

8. Assignment of Inventions. Simultaneously with this Agreement, the Executive shall enter into and be bound by that certain Assignment of Inventions and Covenants Against Disclosure, Solicitation, Competition, Violation of the US EEA and Misuse of Intellectual Property Agreement (the "Assignment") which is attached hereto and made a part hereof.

9. Confidentiality, Non-Competition and Non-Solicitation. The Executive's obligations regarding proprietary information and property, confidentiality, disclosure, competition, and solicitation are found in the Assignment. Breach of any such term or provision shall constitute a material breach of this Agreement.

10. Non-Disparagement. In the event the Executive's employment terminates for any reason whatsoever and/or upon the termination of this Agreement for any reason, the Executive agrees that he will not publish or communicate any Disparaging (as defined below) remarks, comments, statements or actions regarding the Company or any of its officers, directors or stockholders for any reason whatsoever, and the Company agrees not to publish or communicate any Disparaging remarks, comments or statements regarding you for any reason whatsoever. "Disparaging" remarks, comments, statements or actions are those that impugn the character, honesty, integrity, morality, business acumen, abilities or any aspect of the operations or business of the individual or entity being disparaged, that adversely affect the reputation, image, or goodwill, or are designed to induce others not to do business with the individual or entity being disparaged. Nothing in this paragraph shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or the directive of a court, government agency or regulatory organization.

11. Dispute Resolution. Any controversy or dispute arising out of or relating to this Agreement or its breach shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Shelton, Connecticut unless another location is mutually agreed to by the parties. Each party shall bear its own costs and expenses and shall share equally the cost of arbitration. The substantive law to be used by the arbitrator(s) shall be the laws of the state of Connecticut, without application of the principles of conflict of law. The award of the arbitrator(s) may be enforced in the same manner as if it were a final judicial judgment.

12. Assignment and Successors. The rights and obligations of the Executive under this Agreement shall not be assigned, transferred, pledged or otherwise encumbered by the Executive or his legal representative without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the heirs, executors, representatives, successors and assigns of the parties and it shall replace any existing employment agreements or arrangements between the Company and the Executive, all of which shall be of no further force or effect. The Company may assign this Agreement, without the consent of the Executive, to a purchaser of all or substantially all of the assets of the Company.

13. Notice. All notices, consents and other communications required or permitted hereunder shall be in writing and delivered by hand or by nationally recognized courier service or by U.S. prepaid certified mail addressed to the respective parties as follows:

If to Company:
TranSwitch Corporation
3 Enterprise Drive
Shelton, CT 06484
ATTN: Chief Financial Officer

If to Executive:
Mohammad Ali Khatibzadeh
At the address currently on file with the Company

14. Modifications, Waivers and Survival of Obligations.

(a) No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Executive and the Company. A waiver of any condition or provision of this Agreement shall be limited to the terms and conditions of such waiver and shall not be construed as a waiver of any other provision or condition.

(b) The Executive agrees that his obligations and the covenants contained in this Agreement and the Assignment, which obligation include but are not limited to confidentiality, non-disclosure, non-competition, non-solicitation, return of company property and non-disparagement, shall survive the termination of this Agreement, regardless of the cause of such termination.

15. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut applicable to contracts made and to be performed in said state without regard to the conflicts of laws or rules thereof.

16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions.

17. Headings: The descriptive headings of the several Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

18. Presumption: This Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any Section thereof was drafted by said party.

19. Former Employment. Executive represents and warrants that: (a) he will not disclose or use and confidential or proprietary information or trade secrets of any prior employer or other person in connection with his employment with the Company; (b) he is not being hired in a capacity or position that will be likely to cause him to inadvertently or inevitably use or disclose any such confidential or proprietary information or trade secrets of other companies of which he may have knowledge; (c) he is not subject to any agreement or covenant or restriction which would restrict or prohibit his employment with the Company or participation in the tasks that he is being hired to perform; and (d) he has not solicited, nor has the Company requested that he solicit, any person employed by his former employers to join the Company.

20. Consistency. This Agreement is intended to be consistent with the Company's Short-Term Incentive Program, Long-Term Incentive Program, Stock Option Award Terms, 2008 Equity Incentive Plan, as amended, and Restricted Stock Unit Award Agreement (the "Documents"). Unless otherwise specifically provided in this Agreement and permitted by the Documents, in the case of a conflict of a term and/or condition between the Agreement and one of the Documents, the term and/or condition of the Documents shall supersede that of the Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hand and seals as of the date first written above.

TRANSWITCH CORPORATION

By: [signature]
Robert A. Bosi
Its Vice President & CFO

M. Ali Khatibzadeh [signature]
Mohammad Ali Khatibzadeh